SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement

     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     Definitive Proxy Statement

     Definitive Additional Materials

     Soliciting Material Pursuant to §240.14a-12

                    ATLAS AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

                                                           N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

     Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ATLAS AMERICA, INC.
311 Rouser Road, Moon Township, PA 15108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, April 26, 2006

To the Stockholders of ATLAS AMERICA, INC.:

     Notice is hereby given that the annual meeting of stockholders of ATLAS AMERICA, INC., a Delaware corporation (the “Company”), will be held at 311 Rouser Road, Moon Township, Pennsylvania, on Wednesday, April 26, 2006, at 9:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect two directors to serve three-year terms expiring at the annual meeting of stockholders in 2009.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

     Only stockholders of record on the books of the Company at the close of business on March 3,2006, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days prior to the Meeting at the offices of the Company, at 311 Rouser Road, Moon Township, Pennsylvania 15108. The stock transfer books will not be closed.

     THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors,
Lisa Washington, Secretary
March 20, 2006

ATLAS AMERICA, INC.
311 Rouser Road                    Moon Township, PA 15108

____________________________________________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
____________________________________________

GENERAL

Introduction

     The annual meeting of stockholders of Atlas America, Inc. (the “Company”) will be held on Wednesday, April 26, 2006 at 9:00 a.m. (the “Meeting”) at 311 Rouser Road, Moon Township, Pennsylvania for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 3, 2006 will be entitled to notice of and to vote at the Meeting.

     This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies from holders of the Company’s common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

     This proxy statement and the accompanying form of proxy are being sent on or about March 20, 2006, to stockholders of record as of March 3, 2006.

     Please note that the Company was a privately held company until May 2004 and was a subsidiary of Resource America, Inc. (“RAI”) until June 2005.

Changing or Revoking Proxy

     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its use by giving written notice of revocation to our Secretary at our Moon Township address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Company’s Shares Outstanding and Entitled to Vote at the Meeting

     There were 13,349,194 shares of the Company’s common stock outstanding as of the March 3, 2006 record date. Each of those shares is entitled to one vote on each matter to be voted on at the Meeting (no effect is given in this document for the 3-for-2 stock split which became effective after the record date).

Quorum

     The presence in person or by proxy of holders of the Company’s outstanding common stock representing not less than one-third of the outstanding shares of common stock will constitute a quorum. Abstentions and shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares (“broker non-votes”), also will be treated as present for quorum purposes.

Vote Required for Approval

     The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting in person or by proxy.

     Votes may be cast for or withheld from each nominee for director. Under applicable Delaware law, broker non-votes represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal, and abstentions will have no effect on the vote for the election of directors.

     Any proxy not specifying to the contrary will be voted FOR the election of the nominated directors.

Expenses and Manner of Solicitation

     The cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy will be borne by the Company. Proxies may be solicited by directors, officers and employees of the Company either personally, by letter, or by telephone. No director, officer, or employee who solicits proxies will be specially compensated for soliciting such proxies. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company’s common stock.

No Appraisal Rights

     Stockholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law. These rights would permit a stockholder to seek a judicial determination of the fair value of his or her shares and to compel the purchase of his or her shares for cash in that amount. If the proposals described in this proxy statement are approved as described, that approval will be binding on all stockholders, and objecting stockholders will have no alternative other than selling their shares if they dissent from them.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of common stock owned, as of March 3, 2006, by (a) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of the Company’s present directors, (c) each of the Company’s executive officers serving during the 2005 fiscal year, and (d) all of the Company’s directors and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person. The address for each director and executive officer is 311 Rouser Road, Moon Township, Pennsylvania 15108.

	Common Stock

	Amount and Nature of Beneficial Ownership		Percent of Class

Beneficial Owner
Directors
Carlton M. Arrendell	0		−
William R. Bagnell	0		−
Edward E. Cohen	1,254,817	(1)	9.19%
Jonathan Z. Cohen	279,573	(2)	2.06%
Donald W. Delson	0		−
Nicholas A. DiNubile	1,000		*
Dennis A. Holtz	714		*

Non-Director Executive Officers
Frank P. Carolas	19,287		*
Freddie M. Kotek	107,499		*
Matthew A. Jones	48		*
Nancy J. McGurk	59,103		*
Jeffrey C. Simmons	33,325		*
Michael L. Staines	36,599		*
All executive officers and directors as a group (13 persons)	1,764,508		12.74%

Other Owners of More Than 5% of Outstanding Shares
Cobalt Capital Management, Inc.(3)	1,373,586		10.29%
Rockbay Capital Management, LP(4)	951,900		7.13%
Magnetar Financial LLC (5)	940,837		7.05%

* Less than 1%

(1)	Includes 14,950 shares held in an individual retirement account of Betsy Z. Cohen, Mr. E. Cohen’s wife, 266,864 shares held by a private charitable foundation of which Mr. E. Cohen serves as co-trustee, and 54,914 shares held in trusts for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of the above-referenced shares. 27,457 of the shares are also included in the shares referred to in footnote 2 below.
(2)	Includes 27,457 shares held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary. These shares are also included in the shares referred to in footnote 1 above.
(3)	This information is based on a Schedule 13G/A filed with the SEC on February 9, 2006. Includes 1,373,586 shares to which shared voting and dispositive power is claimed. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 900, New York, New York 10012.
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 24, 2006. Includes 951,900 shares to which shared voting and dispositive power is claimed. The address for Rockbay Capital Management, LP is 600 Fifth Avenue, 24th Floor, New York, New York 10020.
(5)	This information is based on a Schedule 13G filed with the SEC on February 14, 2006. The address for Magnetar Financial LLC is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60210.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class I expire at the annual meeting of stockholders to which this proxy statement relates. The Board of Directors has nominated Nicholas A. DiNubile and William R. Bagnell for re-election as directors in Class I.

     The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. DiNubile and Bagnell as Class I directors of the Company to serve for three-year terms expiring at the 2009 annual meeting of stockholders, or until their successors are elected or appointed. Should either nominee become unable or refuse to accept nomination or election as a Class I director, it is intended that the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors knows of no reason why either nominee might be unable or refuse to accept nomination or election.

     Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and directors of the Company, except that Edward E. Cohen, Chairman of the Board and Chief Executive Officer of the Company, is the father of Jonathan Z. Cohen, Vice Chairman of the Company.

Names of Directors, Principal Occupation and Other Information	Year in Which Service As Director Began	Term to Expire At Annual Meeting

Nominees for election:
William R. Bagnell, 43, has been a director since February 2004. Mr. Bagnell has been involved in the energy industry in various capacities since 1990. He has been Vice President–Energy for Planalytics, Inc. (an energy industry software company) since March 2000 and was Director of Sales for Fisher Tank Company (a national manufacturer of carbon and stainless steel bulk storage tanks) from September 1998 to January 2000.	2004	2006

Nicholas A. DiNubile, 53, has been a director since 2004. Dr. DiNubile has been an orthopedic surgeon specializing in sports medicine since 1982. Dr. DiNubile has served as special advisor and medical consultant to the President’s Council on Physical Fitness and as Orthopedic Consultant to the Philadelphia 76ers basketball team and the Pennsylvania Ballet. Dr. DiNubile is also Clinical Assistant Professor of the Department of Orthopedic Surgery at the Hospital of the University of Pennsylvania.	2004	2006

Directors other than current nominees who serve for the terms indicated:
Class II Directors with Terms Expiring in 2007:

Carlton M. Arrendell, 44, has been a director since 2004. Mr. Arrendell has been with Investment Trust Corporation (a consultant to the trustee of the AFL-CIO Building Investment Trust) since 1997 and currently serves as Chief Investment Officer.	2004	2007

Jonathan Z. Cohen, 35, has been Vice Chairman of the Board since the Company’s formation in 2000. He has been a senior officer of RAI since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Vice Chairman of the managing board of Atlas Pipeline Partners GP, LLC (a wholly owned subsidiary of the Company) since its formation in 1999, a director of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in 2005, a Trustee and Secretary of RAIT Investment Trust (a publicly-traded real estate investment trust) since 1997 and its Vice Chairman since 2003, and Chairman of the board of directors of The Richardson Company (a sales consulting company) since 1999. Mr. Cohen is a son of Edward E. Cohen.	2004	2007

Names of Directors, Principal Occupation and Other Information	Year in Which Service As Director Began	Term to Expire At Annual Meeting

Donald W. Delson, 55, has been a director since 2004. Mr. Delson has over 20 years of experience as an investment banker specializing in financial institutions. Mr. Delson has been a Managing Director, Corporate Finance Group, at Keefe, Bruyette & Woods, Inc. since 1997, and before that was a Managing Director in the Corporate Finance Group at Alex. Brown & Sons from 1982 to 1997.	2004	2007

Class III Directors with Terms Expiring in 2008:
Edward E. Cohen, 67, has been the Chairman of the Board and the Company’s Chief Executive Officer and President since the Company’s formation in 2000. He has been Chairman of the board of directors of RAI since 1990 and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003. In addition, Mr. Cohen has been Chairman of the managing board of Atlas Pipeline Partners GP, LLC since its formation in 1999, Chairman of the Board of Resource Capital Corp. since its formation in 2005, a director of TRM Corporation (a publicly-traded consumer services company) since 1998 and Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen.	2000	2008

Dennis A. Holtz, 65, has been a director since 2004. Mr. Holtz has maintained a corporate law practice with D.A. Holtz, Esquire & Associates in Philadelphia and New Jersey since 1988.	2004	2008

Non-Director Executive Officers

     The Board of Directors appoints officers each year at its annual meeting following the annual stockholders meeting and from time to time as necessary.

     Frank P. Carolas has been an Executive Vice President since 2001 and served as a director from 2002 until 2004. Mr. Carolas was a Vice President of RAI from 2001 until 2004, and has been Executive Vice President–Land and Geology and a director of Atlas Resources, Inc. (a wholly-owned subsidiary of the Company which acts as the general partner of the Company’s drilling partnerships) since 2001. Mr. Carolas is a certified petroleum geologist and has been employed by Atlas Resources, Inc. and its affiliates since 1981.

     Matthew A. Jones has been Chief Financial Officer of the Company and of Atlas Pipeline Partners GP, LLC since 2005. Mr. Jones spent the prior nine years with the Investment Banking group at Friedman Billings Ramsey, most recently as Managing Director in FBR’s Energy Investment Banking Group. Mr. Jones is a Chartered Financial Analyst.

     Freddie M. Kotek has been an Executive Vice President since 2004 and served as Chief Financial Officer from 2004 until 2005 and a director from 2001 until 2004. Mr. Kotek was a Senior Vice President of RAI from 1995 until 2004, and has been Chairman of Atlas Resources, Inc. since 2001 and Chief Executive Officer and President of Atlas Resources, Inc. since 2002.

     Nancy J. McGurk has been the Chief Accounting Officer since 2001, Senior Vice President since 2002. Ms. McGurk was a Vice President of RAI from 1992 until 2004, and its Treasurer and Chief Accounting Officer from 1989 until 2004. Ms. McGurk has been Senior Vice President of Atlas Resources, Inc. since 2002 and Chief Financial Officer and Chief Accounting Officer since 2001.

     Jeffrey C. Simmons has been an Executive Vice President since 2001 and was a director from 2002 until 2004. He has been Executive Vice President – Operations and a director of Atlas Resources, Inc. since 2001. Mr. Simmons was a Vice President of RAI from 2001 until 2004. Mr. Simmons joined RAI in 1986 as a senior petroleum engineer and served in various executive positions with its energy subsidiaries thereafter.

     Michael L. Staines has been an Executive Vice President since the Company’s formation in 2000. Mr. Staines was a Senior Vice President of RAI from 1989 until 2004, a director from 1989 to 2000 and Secretary from 1989 to 1998. Mr. Staines has been President of Atlas Pipeline Partners GP, LLC since 2001 and its Chief Operating Officer and a member of its managing board since its formation in 1999.

Director Compensation

     Each of the Company’s independent directors (Messrs. Arendell, Bagnell, Delson, DiNubile and Holtz) is paid a monthly retainer of $1,000 and a fee of $1,000 for each Board meeting attended. The chairman of a committee receives an additional monthly retainer of $500 and other committee members receive an additional monthly retainer of $250. In addition, each of the independent directors annually receives deferred units, representing a right to receive shares of the Company’s common stock over a four-year vesting period, in an amount equal to $15,000 divided by the price per share of the Company’s common stock at the time of the award.

     Mr. J. Cohen received $50,000 in fiscal 2005 for his service as Vice Chairman of the Company’s Board of Directors. In fiscal 2005, Mr. J. Cohen also received a grant of options to acquire 200,000 shares of common stock at an exercise price of $38.21 per share, which options vested immediately, and a grant of 12,500 phantom units under the Atlas Pipeline Long-Term Incentive Plan which, upon vesting, entitles Mr. J. Cohen to receive 12,500 common units. The phantom units vest over a four-year period at the rate of 25% per year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

     Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal year 2005, its officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

Compensation Committee Interlocks and Insider Participation

     The compensation committee of the Board during fiscal 2005 consisted of Messrs. Delson, DiNubile and Holtz. None of such persons was an officer or employee, or former officer or employee, of the Company or any of its subsidiaries during fiscal 2005. No executive officer of the Company was a director or executive officer of any entity of which any member of the compensation committee was a director or executive officer during fiscal year 2005.

Information Concerning the Board of Directors and Certain Committees

     The Board held four meetings during fiscal 2005. Each of the directors attended at least 75% of the meetings of the Board and all meetings of the committees on which the director served during fiscal 2005. The Board currently consists of seven members, five of whom are independent directors as defined by Nasdaq National Market standards. The five independent directors are Messrs. Arendell, Bagnell, Delson, DiNubile and Holtz.

     Standing committees of the Board of Directors are the audit committee, the compensation committee and the nominating and governance committee.

     Audit Committee. The principal functions of the audit committee are to assist the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s independent auditors and the Company’s compliance with legal and regulatory requirements. The audit committee has the sole authority to retain and terminate the Company’s independent auditors and to approve the compensation paid to the independent auditors. The audit committee held three meetings during fiscal 2005. The audit committee is also responsible for overseeing the Company’s internal audit function. The audit committee is comprised solely of independent directors, consisting of Messrs. Arrendell, Bagnell and Delson, with Mr. Arrendell acting as the chairman. The Board has determined that Mr. Delson is an audit committee financial expert. The Company’s Board of Directors previously adopted a written charter for the audit committee, a current copy of which is available on the Company’s web site at www.atlasamerica.com.

     Compensation Committee. The principal functions of the compensation committee are to administer the Company’s employee benefit plans (including incentive plans), annually evaluate salary grades and ranges, establish guidelines concerning average compensation increases, establish performance criteria for and evaluate the performance of the Company’s chief executive officer and approve compensation of all officers and directors. The compensation committee held seven meetings during fiscal 2005. The compensation committee is comprised solely of independent directors, consisting of Messrs. Delson, DiNubile and Holtz, with Mr. Delson acting as the chairman.

     Nominating and Governance Committee. The principal functions of the nominating and governance committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board and consider and recommend to the Board other actions relating to corporate governance. The nominating and governance committee held no meetings during fiscal 2005 but held a meeting in 2006 to consider the two nominees. The nominating and governance committee is comprised solely of independent directors, consisting of Messrs. Bagnell, DiNubile and Holtz, with Mr. Holtz acting as the chairman.

     The nominating and governance committee has adopted a charter with respect to its nominating function, a current copy of which is available on the Company’s web site at www.atlasamerica.com. The committee will consider nominees recommended by security holders for the 2007 annual meeting of stockholders if submitted in writing to the Secretary of the Company in accordance with the Company’s bylaws and rules promulgated by the Securities and Exchange Commission. See “Stockholder Proposals” for information concerning nominations by stockholders.

     The Board has also established a process for stockholders to send communications to it. Any stockholder of the Company who wishes to send a communication to the Board should mail such communication to the Secretary of the Company at its Moon Township address stated herein. Beneficial owners shall include in their communication a good faith representation that they are beneficial owners of the Company’s common stock. The Secretary of the Company will promptly forward to the Chairman of the Board any and all such stockholder communications.

     The Company does not have a formal policy regarding Board member attendance at its annual meeting of stockholders. Because a regularly scheduled meeting of the Board will occur on the date of the Meeting, the Company anticipates that all of its Board members will attend the Meeting.

Report of the Audit Committee

     The audit committee has approved the following report:

     In connection with its function to oversee and monitor the financial reporting process of the Company, the audit committee has done the following:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2005 with the Company’s management;

•	discussed with the Company’s independent auditors those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380); and

•	received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent auditors their independence.

     Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2005.

Carlton M. Arendell, Chairman
William R. Bagnell
Donald W. Delson

Audit Fees

     The aggregate fees billed by the Company’s independent auditors, Grant Thornton LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2005, and for the reviews of the financial statements included in its quarterly reports on Form 10-Q and for services that are normally provided by the independent auditors in connection with statutory or regulatory filings or engagements during such fiscal year were $888,000. The aggregate fees billed by Grant Thornton for professional services rendered since the Company’s initial public offering for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2004 were $276,000.

Audit-Related Fees

     The aggregate fees billed by Grant Thornton LLP for audit-related services were $2,000 for the fiscal year ended September 30, 2005, and $135,200 for the fiscal year ended September 30, 2004, which were primarily related to services rendered in connection with the Company’s initial public offering.

Tax Fees

     Grant Thornton LLP billed no fees for tax services rendered to the Company for either of the fiscal years ended September 30, 2005 and September 30, 2004.

All Other Fees

     Grant Thornton LLP billed no fees for other services rendered to the Company for either of the fiscal years ended September 30, 2005 and September 30, 2004.

Audit Committee Pre-Approval Policies and Procedures

     The audit committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. The Company’s policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees were pre-approved during fiscal 2005.

Other Matters

     Upon the recommendation of the audit committee, approved by the Board of Directors, Grant Thornton LLP served as the Company’s independent auditors during fiscal year 2005.The audit committee anticipates that Grant Thornton LLP will be re-appointed as the Company’s independent auditors for fiscal year 2006. The Company does not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.

Executive Officer Compensation

     The following table sets forth certain information concerning the compensation paid or accrued during each of the last two fiscal years for our Chief Executive Officer and each of our four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000. We were a privately held company until May 10, 2004.

Summary Compensation Table

Long-Term Compensation

		Annual Compensation		Awards

Name and Principal Position	Fiscal Year	Salar	Bonus (1)	Restricted Stock Awards(2)	Securities Underlying Options	All Other Compen− sation (3)

Edward E. Cohen(4)	2005	$ 546,154	$ 800,000	$ 2,345	300,000	$ 1,134,200
Chairman, Chief Executive	2004	401,000	385,000	209,924	0	995,441
Officer and President

Freddie M. Kotek Executive Vice President	2005 2004	$ 303,846 267,500	$ 300,000 250,000	$ 2,345 51,564	40,000 0	$ 48,660 6,500

Frank P. Carolas Executive Vice President	2005 2004	$ 225,962 192,500	$ 125,000 75,000	$ 2,345 5,798	30,000 0	$ 0 81,357

Jeffrey C. Simmons Executive Vice President	2005 2004	$ 225,962 192,500	$ 125,000 75,000	$ 2,345 102,083	30,000 0	$ 0 81,357

Michael L. Staines Executive Vice President	2005 2004	$ 225,962 195,500	$ 125,000 65,000	$ 2,345 99,026	5,000 0	$ 194,640 298,000

(1)	Bonuses in any fiscal year are generally based upon the Company’s performance in the prior fiscal year and the individual’s contribution to that performance. From time to time, the Company may award bonuses in a fiscal year reflecting an individual’s performance during that fiscal year.

(2)	Amounts in 2005 reflect allocations of shares to employee accounts under the Company’s Employee Stock Ownership Plan (“Atlas ESOP”). Amounts in 2004 reflect allocations of shares to employee accounts under the ESOP of the Company’s former majority stockholder, RAI (“Resource ESOP”), to reconcile shares held to shares which should have been allocated to those accounts in prior years. Share allocations under the Atlas ESOP have been valued at the closing price of the Company’s common stock at the end of its fiscal year and share allocations under the Resource ESOP were valued at the closing price of RAI’s common stock at the end of RAI’s fiscal year. As of September 30, 2005, Messrs. E. Cohen, Kotek, Carolas, Simmons and Staines were fully vested.

(3)	Reflects matching payments RAI made under its 401(k) Plan in 2004 and grants in 2005 and 2004 of phantom units under the Atlas Pipeline Long-Term Incentive Plan, valued at the closing price of common units on the respective dates of grants. The amounts set forth for Mr. E. Cohen in fiscal 2005 and 2004 also include $161,000 and $59,500, respectively, of accrued obligations under a Supplemental Employment Retirement Plan established by the Company in May 2004 in connection with an employment agreement with Mr. E. Cohen. The phantom unit grants under the Atlas Pipeline Long-Term Incentive Plan entitle the recipient, upon vesting, to receive one common unit or its then fair market value in cash and include distribution equivalent rights. The number of phantom units held and the value of those phantom units, valued at the closing market price of Atlas Pipeline Partner, L.P.’s common units on September 30, 2005, are: Mr. E. Cohen – 45,000 phantom units ($2,198,250); Mr. Kotek – 1,000 phantom units ($48,850); Mr. Carolas – 2,000 phantom units ($97,700); Mr. Simmons – 2,000 phantom units ($97,700); and Mr. Staines – 12,000 phantom units ($586,200).

(4)	Until the completion of the Company’s initial public offering in May 2004, it did not directly compensate Mr. E. Cohen. Rather, RAI allocated his compensation between activities on behalf of the Company and activities on behalf of RAI based upon an estimate of the time spent by Mr. E. Cohen on activities for the Company and for RAI, and the Company reimbursed RAI for the compensation allocated to it. RAI also similarly allocated compensation for Messrs. E. Cohen, Carolas, Simmons and Staines to Atlas Pipeline Partners, L.P.

Option/SARS Grants and Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides additional information about the stock options shown in the “Securities Underlying Options” column of the preceding Summary Compensation Table, which were granted in fiscal 2005 to the named executive officers. The Company did not grant any stock appreciation rights to the named executive officers in fiscal 2005.

Option Grants in Fiscal Year 2005

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal 2005	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Stock Price Appreciation for Option Term (2)

					@5%	@10%

Edward E. Cohen	300,000	38.6%	$38.21	07/01/2015	$7,209,019	$18,269,070
Freddie M. Kotek	40,000	5.1%	$38.21	07/01/2015	961,203	2,435,876
Frank P. Carolas	30,000	3.9%	$38.21	07/01/2015	720,902	1,826,907
Jeffrey C. Simmons	30,000	3.9%	$38.21	07/01/2015	720,902	1,826,907
Michael L. Staines	5,000	0.6%	$38.21	07/01/2015	120,150	304,484

(1)	All options listed in this table were granted on July 1, 2005 under the Company’s Stock Incentive Plan. The options granted to Mr. E. Cohen vested immediately. The options granted to Messrs. Kotek, Carolas, Simmons and Staines vest 25% per year commencing on July 1, 2006.

(2)	These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company’s estimate or projection as to the actual rate of appreciation of its common stock. The actual value of the options will depend on the performance of the Company’s common stock, which may be greater or less than the amounts shown.

     The following table sets forth the number of unexercised options and their value on September 30, 2005, held by the named executive officers. No options were exercised and no stock appreciation rights were exercised or held by the named executive officers in fiscal 2005.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End Exercisable/Unexercisable (1)

Edward E. Cohen	—	—	300,000/0	$3,192,000/$0
Freddie M. Kotek	—	—	0/40,000	$0/$425,600
Frank P. Carolas	—	—	0/30,000	$0/$319,200
Jeffrey C. Simmons	—	—	0/30,000	$0/$319,200
Michael L. Staines	—	—	0/5,000	$0/$53,200

(1)	Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 2005.

Employment Agreement

     The Company has an employment agreement with Edward E. Cohen, who currently serves as its Chairman, Chief Executive Officer and President. The agreement requires him to devote such time to the Company as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provides for initial base compensation of $350,000 per year, which may be increased by the compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term.

     The agreement provides for a Supplemental Executive Retirement Plan, or SERP, pursuant to which Mr. Cohen will receive an annual retirement benefit equal to the product of:

•	6.5% multiplied by

•	his base salary as of the time Mr. Cohen’s employment with the Company ceases, multiplied by

•	the number of years (or portions thereof) which Mr. Cohen is employed by the Company.

     The maximum benefit under the SERP is limited to 65% of his final base salary. The benefit is guaranteed to his estate for 10 years if he should die before receiving 10 years’ of SERP benefits. If there is a change of control and his employment with the Company is terminated, or if the Company terminates his employment without cause, then the SERP benefit will be the greater of the accrued benefit pursuant to the above formula, or 35% of his final base salary.

     The agreement provides the following regarding termination and termination benefits:

•	upon termination of employment due to death, Mr. Cohen’s estate will receive an amount equal to his final base salary multiplied by the number of years (or portion thereof) that he shall have worked for the Company (but not to be greater than three years’ base salary or less than one year’s base salary);

•	the Company may terminate Mr. Cohen’s employment if he is disabled for 180 days consecutive days during any 12-month period. If his employment is terminated due to disability, he will receive his base salary and benefits for three years, and such three year period will be deemed a portion of his employment term for purposes of accruing SERP benefits;

•	the Company may terminate his employment without cause upon 30 days’ written notice or upon a change of control after providing at least 30 days’ written notice. Mr. Cohen may terminate his employment for good reason or upon a change in control. Good reason is defined as a reduction in Mr. Cohen’s base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to the Board or a material breach of the agreement by the Company. If employment is terminated by the Company without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to any amounts then owed to him plus either:

−	severance benefits under the Company’s then current severance policy, if any, or;

−	if Mr. Cohen signs a release, 36 months of continuedhealth insurance coverage and a lump sum payment equal to three years of his average compensation (which the Company defines as the average of the three highest years of total compensation that he shall have earned under the agreement, or if the agreement is less than three years old, the highest total compensation in any year or portion thereof);

•	Mr. Cohen may terminate the agreement without cause with 60 days notice to us, and if he does so after January 1, 2006, and signs a release, he will receive a severance benefit equal to one-half of one year’s base salary then in effect; and

•	the Company may terminate Mr. Cohen’s employment for cause (defined as a felony conviction or conviction of a crime involving fraud, embezzlement or moral turpitude, intentional and continual failure to perform his material duties after notice, or violation of confidentiality obligations) in which case he will receive only accrued amounts then owed to him.

     In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company must pay him an additional sum such that the net amounts retained by him, after payment of excise, income and withholding taxes, equals the termination amounts payable prior to reduction by any excise tax, unless Mr. Cohen’s employment terminates because of his death or disability.

Certain Relationships and Related Party Transactions

     In the ordinary course of its business operations, the Company has ongoing relationships with several related entities and persons:

     Relationship with Company Sponsored Partnerships. The Company conducts certain activities through, and a substantial portion of its revenues are attributable to, energy limited partnerships (“Partnerships”). A subsidiary of the Company serves as general partner of the Partnerships and assumes customary rights and obligations for the Partnerships. As the general partner, the Company’s subsidiary is liable for certain Partnership liabilities, unless exculpated under partnership agreements, and can be liable to limited partners if the Company breaches its responsibilities with respect to the operations of the Partnerships. The Company is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the Partnerships’ revenue, and costs and expenses pursuant to the respective Partnership agreements.

     Relationship with Resource America, Inc. In May 2004, the Company completed an initial public offering of 2,645,000 shares of its common stock at a price of $15.50 per common share. The net proceeds of the offering of $37.0 million, after deducting underwriting discounts and costs, were distributed to the Company’s then parent, RAI (NASDAQ: REXI) in the form of a non-taxable dividend. As part of the Company’s spin-off from RAI completed on June 30, 2005, the Company entered into a transition services agreement. Pursuant thereto, the Company reimburses RAI for certain costs and expenses it continues to incur on the Company’s behalf, primarily payroll and rent. For fiscal 2005, these costs totaled $602,000. Certain operating expenditures totaling $111,000 that remain to be settled between the Company and RAI are reflected in the Company’s consolidated balance sheets as advances from affiliate. Mr. E. Cohen is the Chairman of the Board of RAI, and Mr. J. Cohen is its Chief Executive Officer, President and a director of RAI.

     Resource America, Inc.’s relationship with Anthem Securities (a wholly- owned subsidiary of the Company). Anthem Securities is a wholly-owned subsidiary of the Company and a registered broker-dealer which serves as the dealer-manager of investment programs sponsored by RAI’s real estate and equipment finance segments. Some of the personnel performing services for Anthem have been on RAI’s payroll, and Anthem reimburses RAI for the allocable costs of such personnel.  During fiscal 2005, Anthem reimbursed RAI $653,000 for such costs. In addition, RAI has agreed to cover some of the operating costs for Anthem’s office of supervisory jurisdiction, principally licensing fees and costs.  In fiscal 2005, RAI paid $270,000 toward such operating costs.

     Relationship with Retirement Trust. Upon his retirement, Mr. E. Cohen is entitled to receive payments from a Supplemental Employment Retirement Plan (“SERP”). See “Employment Agreement.”

     Relationship with Ledgewood. Until April 1996, Mr. E. Cohen was of counsel to Ledgewood, a Philadelphia law firm. Mr. E. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest. The Company paid Ledgewood $440,300 during fiscal 2005 for legal services rendered.

     Relationship with Friedman, Billings, Ramsey & Co. Until March 2005, Matthew A. Jones, the Company’s Chief Financial Officer, was a Managing Director of Friedman, Billings, Ramsey & Co., Inc., which acted an underwriter in connection with the Company’s initial public officering in May 2004, receiving underwriting discounts and commissions and expense reimbursement of $1,852,544. In addition, FBR acted as an underwriter of the April and July 2004 public offerings of Atlas Pipeline Partners, L.P., receiving underwriting discounts and commissions of $1,339,528 and $427,200, respectively, and FBR provided advisory services to Atlas Pipeline Partners, L.P. in connection with its acquisition of ETC Oklahoma Pipeline, Ltd. in April 2005, receiving total compensation of $767,205 (including expense reimbursements).

Performance Graph

     The following graph compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite and the S&P Small-Cap 600 Energy Index.

Comparison Cumulative Total Return Since IPO*

*	Total return since the Company’s initial public offering. Assumes $100 was invested on May 11, 2004 in the Company’s common stock or in the indicated index and that cash dividends were reinvested as received.

Compensation Committee Report on Executive Compensation

     The compensation committee of the Board of Directors is responsible for setting and administering compensation programs for the Company’s executives.

     The Company’s compensation philosophy and objectives are driven by the desire to:

•	compensate and reward executives for their contribution to the historical success of the Company; and

•	provide suitable compensation packages to attract, motivate and retain talented executives.

     The executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success and goals and, as such, has three components: base salary, annual bonuses, and long term incentives.

Base Salary

     Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the compensation committee’s assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

     Executives are eligible to receive annual bonuses, which are generally based on the Company’s overall performance during the preceding year and the individual’s contribution to that performance. The Company does not have a defined bonus pool and the amount of any bonus payment is at the discretion of the compensation committee. No formula performance measures were utilized in establishing the amount of the bonus awards; however, the committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

     General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of the Company’s common stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with the Company in order to fully benefit from the plans.

     Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Company’s common stock, have a life up to ten (10) years and typically vest to the executive at a rate not exceeding twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is at the discretion of the compensation committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

     Employee Stock Ownership Plan. In 2005, the Company established the Atlas America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool in proportion to their relative compensation.While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

     Savings Plan. The Company’s 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions. During fiscal year 2005, the Company matched employee contributions 50% up to 10% of their deferral in their choice of offered mutual funds and/or Company common stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the returns to stockholders.

Chief Executive Officer Compensation

     Edward E. Cohen has served as the Company’s Chairman of the Board, Chief Executive Officer and President since 2000. Applying the considerations noted below, for fiscal year 2005, the committee maintained Mr. E. Cohen’s base salary at the rate of $600,000 and paid Mr. E. Cohen a bonus of $800,000 based on his performance during fiscal year 2004. The compensation and the bonus awarded to Mr. E. Cohen is allocated between the work that he performs for the Company and for Atlas Pipeline Partners, L.P.

     In evaluating the performance and setting the total compensation package for Mr. E. Cohen for fiscal year 2005, including the bonus compensation paid in January 2005 for performance during the 2004 fiscal year, the committee took note of the significant growth in the Company’s net income ($21.2 million at September 30, 2004 compared to $13.9 million at September 30, 2003), the Company’s revenues ($180.1 million at September 30, 2004 compared to $105.7 at September 30, 2003), the PV-10 estimate of Company owned proved energy reserves ($320.4 million at September 30, 2004 compared to $191.4 million at September 30, 2003) and the PV-10 value of energy assets under management ($457.1 million at September 30, 2004 compared to $273.5 million at September 30, 2003).

     This report has been provided by the compensation committee of the Board of Directors of Atlas America, Inc.

Donald W. Delson, Chairman
Dennis A. Holtz
Nicholas A. DiNubile

OTHER MATTERS

     As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

     Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

ANNUAL REPORT AND REPORT ON FORM 10-K

     The Company’s 2005 Annual Report to Stockholders including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended September 30, 2005, is being sent to stockholders of record as of March 3, 2006 with this proxy statement. Stockholders of record as of March 3, 2006, and beneficial owners of the Company’s common stock on that date, may obtain from the Company, without charge, a copy of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Moon Township address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company’s common stock on March 3, 2006.

STOCKHOLDER PROPOSALS

     Rule 14a-8 of the Securities Exchange Act of 1934 establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the rule, proposals submitted for inclusion in the Company’s 2006 proxy materials must be received by Atlas America, Inc. at 311 Rouser Road, Moon Township, Pennsylvania 15108, Attention: Secretary, on or before the close of business on November 21, 2006. Proposals must comply with all the requirements of Rule 14a-8.

     A stockholder who wishes to present a matter for action at the Company’s 2006 annual meeting, but chooses not to do so under Rule 14a-8, must deliver to the Secretary of the Company on or before December 21, 2006, a notice containing the information required by the advance notice and other provisions of the Company’s bylaws. A copy of the bylaws may be obtained by directing a written request to Atlas America, Inc., 311 Rouser Road, Moon Township, Pennsylvania 15108, Attention: Secretary.

ATLAS AMERICA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF ATLAS AMERICA, INC.

     The undersigned hereby constitutes and appoints Edward E. Cohen and Matthew A. Jones, or either of them, as and for his proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Atlas America, Inc. held of record by the undersigned on March 3, 2006 at the Annual Meeting of Stockholders of Atlas America, Inc. to be held Wednesday, April 26, 2006 and at any and all adjournments thereof as follows:

I plan to attend the meeting

     1.      ELECTION OF CLASS I DIRECTORS: The nominees for Class I directors are William R. Bagnell and Nicholas A. DiNubile.

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT: __________________

     2.      IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

FOR	AGAINST	ABSTAIN

This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned hereby acknowledges receipt of the Atlas America, Inc. Annual Report to Stockholders, Notice of the Atlas America, Inc. Annual Meeting and the Proxy Statement relating thereto.

Dated: _______________, 2006

_______________________________
Signature of stockholder

_______________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.